EXHIBIT 17.3
                                                                    ------------



                                     Gilbane
                                7 Jackson Walkway
                            Providence, RI 02903-3694
                             Telephone 401 456-5411
                             Facsimile 401 456-5454




June 22, 2005




William B. Danzell
Chairman of the Board
Nestor, Inc.
400 Massasoit Avenue
Suite 200
East Providence, RI 02914

Dear Bill:

In view of the fact that we have been unable to resolve our fundamental disagreements concerning your management of the company, this letter is to advise you that I have decided to decline to stand for re-election as a director of Nestor, Inc. at the next stockholders' meeting which is currently scheduled for June 23, 2005.

Sincerely,

/s/ William J. Gilbane, Jr.

William J. Gilbane, Jr.
President and Chief Operating Officer

WJG,JR/sjm